Exhibit 99.1

Media Contact: Marites Cristobal P: 323.202.1424 C: 415.819.2214 marites.cristobal@edelman.com

Investor Contact: John Vuko Chief Financial Officer, Genitope P: 510-284-3000 IR@genitope.com
GENITOPE CORPORATION TO SUSPEND DEVELOPMENT OF
MYVAX® PERSONALIZED IMMUNOTHERAPY
FREMONT, Calif.—(BUSINESS WIRE)—March 10, 2008 – Genitope Corporation today announced that, based on a meeting with representatives of the U.S. Food and Drug Administration (FDA) to discuss the previously announced results of Genitope’s pivotal Phase 3 clinical trial of MyVax® personalized immunotherapy in previously untreated follicular B-cell non-Hodgkin’s lymphoma (fNHL) patients, Genitope intends to suspend development of MyVax® personalized immunotherapy. Genitope is evaluating its alternatives with respect to the other aspects of its business, including development of its monoclonal antibody program.
Genitope previously announced that its Phase 3 clinical trial of MyVax® personalized immunotherapy did not meet its primary endpoint. In the primary analysis, there was no statistically significant difference in the progression-free survival (PFS) of patients receiving MyVax® personalized immunotherapy compared to patients receiving the control substance. However, analysis of a pre-specified endpoint in the MyVax® personalized immunotherapy arm showed a highly statistically significant difference in PFS between patients who mounted a positive immune response to the tumor-specific target and those who did not.
After a review of the data, the FDA has communicated to Genitope that, in light of the Phase 3 clinical trial’s failure to meet its primary endpoint, one or more additional Phase 3 clinical trials for MyVax® personalized immunotherapy would be required before the FDA would accept a Biologics License Application for FDA review. Genitope has determined that it is not feasible at this time to pursue further clinical trials of MyVax® personalized immunotherapy prior to receipt of FDA approval. Genitope is evaluating its alternatives with respect to the MyVax® personalized immunotherapy program.
“We are disappointed that we will not be able to make MyVax® personalized immunotherapy available to patients with follicular non-Hodgkin’s lymphoma,” said Dan W. Denney, Jr., Ph.D., chairman and chief executive officer of Genitope Corporation. “We firmly believe that MyVax® personalized immunotherapy has the potential to safely induce long-term remissions, possibly including life-long remissions. We greatly appreciate the support for MyVax® personalized immunotherapy that we have received from patients, clinicians, our employees and our stockholders. However, we recognize that the costs and time required for further clinical development of MyVax® personalized immunotherapy are prohibitive at this time, and we thus intend to focus our efforts on the development of our monoclonal antibody program.”

Genitope Corporation is evaluating its financial position and plans for continued operations and intends to provide additional information when available.
About Genitope Corporation
Genitope Corporation (Fremont, Calif.) is a biotechnology company focused on the research and development of novel immunotherapies for the treatment of cancer. Genitope Corporation’s lead product candidate, MyVax® personalized immunotherapy, is a patient-specific active immunotherapy based on the unique genetic makeup of a patient’s tumor and is designed to activate the patient’s immune system to identify and attack cancer cells. Genitope is also developing a monoclonal antibody panel that it believes will potentially represent a novel, personalized approach for treating NHL. For more information about Genitope, please log on to http://www.genitope.com.
Forward Looking Statements
This press release contains “forward-looking statements.” For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including statements regarding the further development of MyVax® personalized immunotherapy and the further development and potential efficacy of Genitope Corporation’s monoclonal antibody panel. Words such as “will”, “potentially,” “intend” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Genitope Corporation’s current expectations. Forward-looking statements involve risks and uncertainties. Genitope Corporation’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, that Genitope Corporation will need significant additional funding, and it may be unable to raise capital when needed, and that Genitope Corporation’s monoclonal antibody panel is at an early stage of development and may not be successfully developed. These and other risk factors are discussed under the heading “Risk Factors” and elsewhere in Genitope Corporation’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Genitope Corporation undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
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